The J.M. Smucker Co. Announces Fiscal Year 2024 Fourth Quarter Results
ORRVILLE, Ohio, June 6, 2024 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the fourth quarter of its fiscal year ending April 30, 2024. Financial results for the fourth quarter and fiscal year reflect the divestiture of the Canada condiment business on January 2, 2024, acquisition of Hostess Brands, Inc. ("Hostess Brands") on November 7, 2023, divestiture of the Sahale Snacks® business on November 1, 2023, and divestiture of certain pet food brands on April 28, 2023. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales for the quarter were $2.2 billion, a decrease of $29.1 million, or 1 percent. Net sales for the quarter excluding the acquisition, divestitures, and foreign currency exchange increased 3 percent.
•For the fiscal year, net sales were $8.2 billion, a decrease of 4 percent. Net sales excluding the acquisition, divestitures, and foreign currency exchange increased 8 percent.
•Net income per diluted share for the quarter was $2.30. Adjusted earnings per share was $2.66, an increase of 1 percent.
•For the fiscal year, net income per diluted share was $7.13. Adjusted earnings per share was $9.94, an increase of 11 percent.
•Cash provided by operations for the quarter was $428.1 million compared to $443.8 million in the prior year. Free cash flow was $297.5 million for the quarter and $642.9 million for the fiscal year.
•Return of cash to shareholders through dividends was $112.0 million for the quarter and $437.5 million for the fiscal year.
•The Company provided its fiscal year 2025 outlook, with net sales expected to increase 9.5 to 10.5 percent, adjusted earnings per share to range from $9.80 to $10.20, and free cash flow of $900.0 million.
CHIEF EXECUTIVE OFFICER REMARKS
"Our fourth quarter and full-year results underscore the strength of our business and the demand for our leading brands. Our focus on superior execution and disciplined cost management helped drive our strong results in a dynamic operating environment,” said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "Our transformed portfolio, including the acquisition of Hostess Brands during the fiscal year, has strengthened our business for long-term profitable growth across our key platforms of coffee, Uncrustables® frozen sandwiches, dog snacks and cat food, and sweet baked snacks."

"Looking ahead, fiscal year 2025 will be a year of investment in our brands, capabilities, and talented employees, who have been instrumental to our success. Our strategy is working and our priorities are clear: deliver our core business, successfully integrate the Hostess business, achieve our synergy aspirations, and advance our transformation and cost discipline activities. We are confident we are well-positioned to deliver long-term growth and increase shareholder value.”

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
	2024	2023	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,205.7	$2,234.8	(1)%

Operating income (loss)	$406.0	($633.5)	n/m
Adjusted operating income	461.6	408.2	13%

Net income (loss) per common share – assuming dilution	$2.30	($5.69)	140%
Adjusted earnings per share – assuming dilution	2.66	2.64	1%

Weighted-average shares outstanding – assuming dilution	106.4	105.4	1%

Net Sales
Net sales decreased $29.1 million, or 1 percent. Excluding $412.8 million of noncomparable net sales in the prior year related to divestitures, $337.0 million of net sales in the current year related to the Hostess Brands acquisition, and $0.2 million of unfavorable foreign currency exchange, net sales increased $46.9 million, or 3 percent.
The increase in comparable net sales reflects a 2 percentage point increase from higher net price realization, primarily for U.S. Retail Frozen Handheld and Spreads, U.S. Retail Pet Foods, and for International and Away From Home, partially offset by lower net price realization for U.S. Retail Coffee. Volume/mix increased 1 percentage point, primarily driven by Smucker's® Uncrustables® frozen sandwiches, contract manufacturing sales related to the divested pet food brands, Café Bustelo® coffee, and Meow Mix® cat food, partially offset by Folgers® coffee, Jif® peanut butter, and Smucker's® fruit spreads.
Operating Income
Gross profit increased $120.9 million, or 15 percent. The increase primarily reflects a favorable impact from the acquisition of Hostess Brands, lower costs, higher net price realization, and favorable volume/mix, partially offset by the impact of divestitures. Operating income increased $1,039.5 million, primarily reflecting the lapping of a prior year pre-tax loss of $1,020.1 million related to the divestiture of certain pet food brands and the increase in gross profit, partially offset by a $48.9 million increase in selling, distribution, and administrative ("SD&A") expenses and an increase in special project costs of $22.5 million.
Adjusted gross profit increased $116.5 million, or 15 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results primarily reflects the exclusion of the change in net cumulative unallocated derivative gains and losses. Adjusted operating income, which further reflects the exclusion of the loss on divestitures, special project costs, and amortization as compared to GAAP operating income, increased $53.4 million, or 13 percent.
Interest Expense and Income Taxes
Net interest expense increased $62.0 million, primarily due to an increase in interest expense related to the Senior Notes and Term Loan issued to partially finance the acquisition of Hostess Brands.
The effective income tax rate was 21.7 percent, compared to 11.5 percent in the prior year. The adjusted effective income tax rate was 23.2 percent, compared to 23.8 percent in the prior year. The current year effective income tax rate includes one-time impacts associated with the acquisition of Hostess Brands while the prior year effective income tax rate included the one-time tax impacts of the divestiture of certain pet food brands, both of which are excluded from the respective adjusted effective income tax rates.

Cash Flow and Debt
Cash provided by operating activities was $428.1 million, compared to $443.8 million in the prior year, primarily reflecting an increase in cash payments for income and other taxes as compared to the prior year, partially offset by an increase in net income adjusted for noncash items. Free cash flow was $297.5 million, compared to $298.7 million in the prior year, driven by the decrease in cash provided by operating activities, mostly offset by a decrease in capital expenditures as compared to the prior year.
FULL-YEAR OUTLOOK
The Company provided its full-year fiscal year 2025 guidance as summarized below:

Net sales increase vs prior year	9.5% to 10.5%
Adjusted earnings per share	$9.80 - $10.20
Free cash flow (in millions)	$900
Capital expenditures (in millions)	$450
Adjusted effective tax rate	24.4%
Net sales are expected to increase 9.5 to 10.5 percent, reflecting a full-year of net sales from the Hostess Brands acquisition, as well as favorable volume/mix and higher net price realization. Comparable net sales are expected to increase approximately 1.5 to 2.5 percent, which excludes noncomparable sales in the current year from the acquisition of Hostess Brands and noncomparable sales in the prior year related to the divestitures of the Sahale Snacks® business and the Canada condiment business. This guidance also reflects a decline of approximately $85.0 million of contract manufacturing sales related to the divested pet food brands.
Adjusted earnings per share is expected to range from $9.80 to $10.20. This guidance reflects the increase in net sales, adjusted gross profit margin of approximately 38.0 percent, an increase of SD&A expenses of approximately 13.0 percent, interest expense of $400.0 million, an adjusted effective income tax rate of 24.4 percent, and 106.4 million weighted-average common shares outstanding. Free cash flow is expected to be approximately $900.0 million with capital expenditures of $450.0 million.
FOURTH QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q4 Results	$666.1	$210.3	31.6%
Increase (decrease) vs prior year	(4)%	5%	270bps
Net sales decreased $26.4 million, or 4 percent. Net price realization decreased net sales by 2 percentage points, primarily driven by list price decreases, partially offset by reduced trade spend. Volume/mix decreased net sales by 2 percentage points, primarily driven by the Folgers® brand, partially offset by increased contributions from the Café Bustelo® and Dunkin'® brands.
Segment profit increased $10.2 million, primarily driven by lower commodity costs, partially offset by lower net price realization and increased marketing and distribution expenses.

U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q4 Results	$450.5	$95.8	21.3%
Increase (decrease) vs prior year	(1)%	(7)%	-150bps
Net sales decreased $2.9 million, or 1 percent. Excluding $8.2 million of noncomparable net sales in the prior year related to the divestiture of the Sahale Snacks® business, net sales increased $5.3 million, or 1 percent. Higher net price realization increased net sales by 4 percentage points, primarily reflecting a list price increase for Jif® peanut butter. Volume/mix decreased net sales by 3 percentage points, primarily driven by Jif® peanut butter and Smucker's® fruit spreads, partially offset by an increase for Smucker's® Uncrustables® frozen sandwiches.
Segment profit decreased $7.6 million, primarily reflecting higher pre-production expenses related to the new Smucker's® Uncrustables® manufacturing facility, increased marketing expense, and unfavorable volume/mix, partially offset by higher net price realization.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q4 Results	$452.6	$114.1	25.2%
Increase (decrease) vs prior year	(42)%	(22)%	670bps
Net sales decreased $332.7 million, or 42 percent. Excluding $379.2 million of noncomparable net sales in the prior year related to the divested pet food brands, net sales increased $46.5 million, or 11 percent. Volume/mix increased net sales by 8 percentage points, primarily driven by $22.7 million of contract manufacturing sales related to the divested pet food brands and increases for the Milk-Bone®, Meow Mix®, and Pup-Peroni® brands. Higher net price realization increased net sales by 3 percentage points, primarily reflecting a list price increase for Meow Mix® cat food.
Segment profit decreased $31.4 million, primarily reflecting the impact of the noncomparable segment profit in the prior year related to the divested brands and increased SD&A expenses, partially offset by lower costs, higher net price realization, and favorable volume/mix.
Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q4 Results	$337.0	$70.2	20.8%
The segment contributed net sales of $337.0 million and segment profit of $70.2 million. Prior year net sales and segment profit are not provided due to differences in reporting periods and certain financial measures under previous ownership.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q4 Results	$299.5	$61.1	20.4%
Increase (decrease) vs prior year	(1)%	28%	470bps

Net sales decreased $4.1 million, or 1 percent. Excluding $25.4 million of noncomparable net sales in the prior year related to the divested brands and $0.2 million of unfavorable foreign currency exchange, net sales increased $21.5 million, or 8 percent. Net price realization contributed a 5 percentage point increase to net sales, primarily reflecting list price increases across the majority of the portfolio, partially offset by increased trade spend. Volume/mix increased net sales by 3 percentage points, primarily driven by Smucker's® Uncrustables® frozen sandwiches and portion control products.
Segment profit increased $13.5 million, primarily reflecting higher net price realization, lower costs, and favorable volume/mix, partially offset by increased SD&A expenses.
Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal year 2024 financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands' business;
the Company’s ability to realize the anticipated benefits, including synergies and cost savings, related to the
Hostess Brands acquisition, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess
Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts (including the ongoing conflict between Russia and Ukraine and Israel and Hamas), extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment to meet the Company's deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers or primary suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Smucker’s® Uncrustables®, Smucker’s®, Hostess®, Voortman®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations and FP&A
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2024	2023	% Increase (Decrease)	2024	2023	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,205.7	$2,234.8	(1)%	$8,178.7	$8,529.2	(4)%
Cost of products sold	1,292.4	1,442.4	(10)%	5,063.3	5,727.4	(12)%
Gross Profit	913.3	792.4	15%	3,115.4	2,801.8	11%
Gross margin	41.4%	35.5%		38.1%	32.8%

Selling, distribution, and administrative expenses	424.9	376.0	13%	1,446.2	1,455.0	(1)%
Amortization	56.0	40.1	40%	191.1	206.9	(8)%
Other special project costs	24.5	2.0	n/m	130.2	4.7	n/m
Loss (gain) on divestitures – net	—	1,020.1	(100)%	12.9	1,018.5	(99)%
Other operating expense (income) – net	1.9	(12.3)	115%	29.2	(40.8)	n/m
Operating Income (Loss)	406.0	(633.5)	n/m	1,305.8	157.5	n/m
Operating margin	18.4%	(28.3)%		16.0%	1.8%

Interest expense – net	(97.3)	(35.3)	n/m	(264.3)	(152.0)	74%
Other debt costs	—	—	—%	(19.5)	—	n/m
Other income (expense) – net	4.4	(9.8)	145%	(25.6)	(14.7)	(74)%
Income (Loss) Before Income Taxes	313.1	(678.6)	146%	996.4	(9.2)	n/m
Income tax expense (benefit)	68.0	(77.9)	n/m	252.4	82.1	n/m
Net Income (Loss)	$245.1	($600.7)	141%	$744.0	($91.3)	n/m

Net income (loss) per common share	$2.31	($5.69)	141%	$7.14	($0.86)	n/m

Net income (loss) per common share – assuming dilution	$2.30	($5.69)	140%	$7.13	($0.86)	n/m

Dividends declared per common share	$1.06	$1.02	4%	$4.24	$4.08	4%

Weighted-average shares outstanding	106.2	105.4	1%	104.1	106.2	(2)%

Weighted-average shares outstanding – assuming dilution	106.4	105.4	1%	104.4	106.2	(2)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	April 30, 2024	April 30, 2023
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$62.0	$655.8
Trade receivables – net	736.5	597.6
Inventories	1,038.9	1,009.8
Investment in equity securities	—	487.8
Other current assets	129.5	107.7
Total Current Assets	1,966.9	2,858.7

Property, Plant, and Equipment – Net	3,072.7	2,239.5

Other Noncurrent Assets
Goodwill	7,649.9	5,216.9
Other intangible assets – net	7,255.4	4,429.3
Other noncurrent assets	328.8	247.0
Total Other Noncurrent Assets	15,234.1	9,893.2
Total Assets	$20,273.7	$14,991.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,336.2	$1,392.6
Current portion of long-term debt	999.3	—
Short-term borrowings	591.0	—
Other current liabilities	834.6	594.1
Total Current Liabilities	3,761.1	1,986.7

Noncurrent Liabilities
Long-term debt, less current portion	6,773.7	4,314.2
Other noncurrent liabilities	2,045.0	1,399.7
Total Noncurrent Liabilities	8,818.7	5,713.9

Total Shareholders’ Equity	7,693.9	7,290.8
Total Liabilities and Shareholders’ Equity	$20,273.7	$14,991.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
	(Dollars in millions)
Operating Activities
Net income (loss)	$245.1	($600.7)	$744.0	($91.3)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	69.0	52.1	239.7	224.1
Amortization	56.0	40.1	191.1	206.9
Realized loss on investment in equity securities - net	—	—	21.5	—
Pension settlement loss (gain)	—	4.3	3.2	7.4
Share-based compensation expense	8.0	14.3	23.9	25.6
Loss (gain) on divestitures – net	—	1,020.1	12.9	1,018.5
Deferred income tax expense (benefit)	(18.4)	(190.8)	(40.5)	(190.8)
Loss (gain) on disposal of assets – net	5.1	(2.4)	7.8	5.1
Other noncash adjustments – net	12.3	5.2	31.9	23.9
Settlement of interest rate contracts	—	—	42.5	—
Defined benefit pension contributions	(1.3)	(1.3)	(4.1)	(74.1)
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	52.3	(64.1)	41.5	(74.8)
Inventories	(52.4)	20.0	2.9	(134.6)
Other current assets	(48.7)	17.4	(35.5)	86.8
Accounts payable	66.2	105.3	(81.7)	151.6
Accrued liabilities	37.6	(25.8)	99.4	0.4
Income and other taxes	8.6	49.4	(34.9)	9.5
Other – net	(11.3)	0.7	(36.2)	0.2
Net Cash Provided by (Used for) Operating Activities	428.1	443.8	1,229.4	1,194.4

Investing Activities
Business acquired, net of cash acquired	—	—	(3,920.6)	—
Proceeds from sale of equity securities	—	—	466.3	—
Proceeds from divestitures – net	5.8	684.7	56.3	686.3
Additions to property, plant, and equipment	(130.6)	(145.1)	(586.5)	(477.4)
Other – net	21.4	23.4	19.9	47.3
Net Cash Provided by (Used for) Investing Activities	(103.4)	563.0	(3,964.6)	256.2

Financing Activities
Short-term borrowings (repayments) – net	165.0	(0.7)	578.2	(185.9)
Proceeds from long-term debt	—	—	4,285.0	—
Repayments of long-term debt	(350.0)	—	(1,791.0)	—
Capitalized debt issuance costs	—	—	(32.1)	—
Quarterly dividends paid	(112.0)	(108.4)	(437.5)	(430.2)
Purchase of treasury shares	(0.3)	(359.5)	(372.8)	(367.5)
Proceeds from stock option exercises	0.1	13.8	3.2	21.6
Payment of assumed tax receivable agreement obligation	—	—	(86.4)	—
Other – net	(0.7)	(0.4)	(5.0)	(2.6)
Net Cash Provided by (Used for) Financing Activities	(297.9)	(455.2)	2,141.6	(964.6)
Effect of exchange rate changes on cash	(0.7)	—	(0.2)	(0.1)
Net increase (decrease) in cash and cash equivalents	26.1	551.6	(593.8)	485.9
Cash and cash equivalents at beginning of period	35.9	104.2	655.8	169.9
Cash and Cash Equivalents at End of Period	$62.0	$655.8	$62.0	$655.8

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2024	% of Net Sales	2023	% of Net Sales	2024	% of Net Sales	2023	% of Net Sales
	(Dollars in millions)
Net sales	$2,205.7		$2,234.8		$8,178.7		$8,529.2
Selling, distribution, and administrative expenses:
Marketing	135.6	6.1%	116.0	5.2%	441.6	5.4%	446.5	5.2%
Selling	67.6	3.1%	56.8	2.5%	249.6	3.1%	238.3	2.8%
Distribution	71.2	3.2%	71.8	3.2%	262.9	3.2%	298.6	3.5%
General and administrative	150.5	6.8%	131.4	5.9%	492.1	6.0%	471.6	5.5%
Total selling, distribution, and administrative expenses	$424.9	19.3%	$376.0	16.8%	$1,446.2	17.7%	$1,455.0	17.1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$666.1	$692.5	$2,704.4	$2,735.3
U.S. Retail Frozen Handheld and Spreads	450.5	453.4	1,815.6	1,630.9
U.S. Retail Pet Foods	452.6	785.3	1,822.8	3,038.1
Sweet Baked Snacks	337.0	—	637.3	—
International and Away From Home	299.5	303.6	1,198.6	1,124.9
Total net sales	$2,205.7	$2,234.8	$8,178.7	$8,529.2

Segment profit:
U.S. Retail Coffee	$210.3	$200.1	$759.2	$737.7
U.S. Retail Frozen Handheld and Spreads	95.8	103.4	434.1	352.6
U.S. Retail Pet Foods	114.1	145.5	402.1	494.9
Sweet Baked Snacks	70.2	—	138.2	—
International and Away From Home	61.1	47.6	208.1	143.3
Total segment profit	$551.5	$496.6	$1,941.7	$1,728.5
Amortization	(56.0)	(40.1)	(191.1)	(206.9)
Gain (loss) on divestitures – net	—	(1,020.1)	(12.9)	(1,018.5)
Interest expense – net	(97.3)	(35.3)	(264.3)	(152.0)
Change in net cumulative unallocated derivative gains and losses	27.8	22.0	6.7	(21.4)
Cost of products sold – special project costs	(2.9)	(1.5)	(2.9)	(6.4)
Other special project costs	(24.5)	(2.0)	(130.2)	(4.7)
Other debt costs	—	—	(19.5)	—
Corporate administrative expenses	(89.9)	(88.4)	(305.5)	(313.1)
Other income (expense) – net	4.4	(9.8)	(25.6)	(14.7)
Income (loss) before income taxes	$313.1	($678.6)	$996.4	($9.2)

Segment profit margin:
U.S. Retail Coffee	31.6%	28.9%	28.1%	27.0%
U.S. Retail Frozen Handheld and Spreads	21.3%	22.8%	23.9%	21.6%
U.S. Retail Pet Foods	25.2%	18.5%	22.1%	16.3%
Sweet Baked Snacks	20.8%	—%	21.7%	—%
International and Away From Home	20.4%	15.7%	17.4%	12.7%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestitures, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as unfavorable tax impacts associated with the acquisition of Hostess Brands in 2024 and unfavorable permanent tax impacts of the divestiture of certain pet food brands during 2023, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2025 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2024	2023	Increase (Decrease)	%	2024	2023	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,205.7	$2,234.8	($29.1)	(1)%	$8,178.7	$8,529.2	($350.5)	(4)%
Hostess Brands acquisition	(337.0)	—	(337.0)	(15)	(637.3)	—	(637.3)	(7)
Pet food brands divestiture	—	(384.9)	384.9	17	—	(1,522.4)	1,522.4	18
Sahale Snacks® divestiture	—	(12.3)	12.3	1	—	(23.7)	23.7	—
Canada condiment divestiture	—	(15.6)	15.6	1	—	(19.4)	19.4	—
Foreign currency exchange	0.2	—	0.2	—	6.8	—	6.8	—
Net sales excluding acquisition, divestitures, and foreign currency exchange	$1,868.9	$1,822.0	$46.9	3%	$7,548.2	$6,963.7	$584.5	8%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$913.3	$792.4	$3,115.4	$2,801.8
Change in net cumulative unallocated derivative gains and losses	(27.8)	(22.0)	(6.7)	21.4
Cost of products sold – special project costs	2.9	1.5	2.9	6.4
Adjusted gross profit	$888.4	$771.9	$3,111.6	$2,829.6
% of net sales	40.3%	34.5%	38.0%	33.2%

Operating income (loss) reconciliation:
Operating income (loss)	$406.0	($633.5)	$1,305.8	$157.5
Amortization	56.0	40.1	191.1	206.9
Loss (gain) on divestitures – net	—	1,020.1	12.9	1,018.5
Change in net cumulative unallocated derivative gains and losses	(27.8)	(22.0)	(6.7)	21.4
Cost of products sold – special project costs	2.9	1.5	2.9	6.4
Other special project costs	24.5	2.0	130.2	4.7
Adjusted operating income	$461.6	$408.2	$1,636.2	$1,415.4
% of net sales	20.9%	18.3%	20.0%	16.6%

Net income (loss) reconciliation:
Net income (loss)	$245.1	($600.7)	$744.0	($91.3)
Income tax expense (benefit)	68.0	(77.9)	252.4	82.1
Amortization	56.0	40.1	191.1	206.9
Loss (gain) on divestitures – net	—	1,020.1	12.9	1,018.5
Change in net cumulative unallocated derivative gains and losses	(27.8)	(22.0)	(6.7)	21.4
Cost of products sold – special project costs	2.9	1.5	2.9	6.4
Other special project costs	24.5	2.0	130.2	4.7
Other debt costs – special project costs	—	—	19.5	—
Other expense – special project costs	—	—	0.3	—
Other infrequently occurring items:
Realized loss on investment in equity securities - net (A)	—	3.8	21.5	3.8
Pension plan termination settlement charge (B)	—	—	3.2	—
Adjusted income before income taxes	$368.7	$366.9	$1,371.3	$1,252.5
Income taxes, as adjusted	85.3	87.2	333.3	301.7
Adjusted income	$283.4	$279.7	$1,038.0	$950.8

Weighted-average shares outstanding – assuming dilution (C)	106.4	105.9	104.4	106.6

Adjusted earnings per share – assuming dilution (C)	$2.66	$2.64	$9.94	$8.92

(A) Realized loss on investment in equity securities - net includes the realized gains and losses on the change in fair value on the
      Company's investment in Post common stock and the related equity forward contract, which was settled during the third quarter of 2024.
(B) Represents the nonrecurring pre-tax settlement charge recognized during the first quarter of 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within the Company's Canadian defined benefit plans, which is subject to regulatory approval before a payout can be made.
(C) Adjusted earnings per common share – assuming dilution for 2024 and 2023 was computed using the treasury stock method. Further, in 2023, the weighted-average shares – assuming dilution differed from the Company's GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of the Company's stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	$245.1	($600.7)	$744.0	($91.3)
Income tax expense (benefit)	68.0	(77.9)	252.4	82.1
Interest expense – net	97.3	35.3	264.3	152.0
Depreciation	69.0	52.1	239.7	224.1
Amortization	56.0	40.1	191.1	206.9
Loss (gain) on divestitures – net	—	1,020.1	12.9	1,018.5
EBITDA (as adjusted)	$535.4	$469.0	$1,704.4	$1,592.3
% of net sales	24.3%	21.0%	20.8%	18.7%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$428.1	$443.8	$1,229.4	$1,194.4
Additions to property, plant, and equipment	(130.6)	(145.1)	(586.5)	(477.4)
Free cash flow	$297.5	$298.7	$642.9	$717.0

The following tables provide a reconciliation of the Company's fiscal year 2025 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2025
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$7.20	$7.60
Change in net cumulative unallocated derivative gains and losses(A)	0.16	0.16
Amortization	1.59	1.59
Special project costs	0.49	0.49
Pension plan termination settlement charge(B)	0.36	0.36
Adjusted earnings per share	$9.80	$10.20

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in the Company's GAAP results and excluded from non-GAAP results as of April 30, 2024, that are expected to be allocated to non-GAAP results in future periods.

(B) Represents a non-recurring pre-tax settlement charge related to the termination of one of the Company's U.S. defined benefit pension plans anticipated to be realized during fiscal year 2025 upon settlement of the pension obligations.

	Year Ending April 30, 2025
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,350
Additions to property, plant, and equipment	(450)
Free cash flow	$900